Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No.333-187546

July 22 2015 08:18:19

From: DEUTSCHE NEW YORK SYNDICATE (DEUTSCHE BANK SECURI)

Subject: *** NEW ISSUE: FIFTH THIRD BANCORP (FITB) ***

Attached: Bloomberg Function (NIB)

Issuer/Ticker:	Fifth Third Bancorp (FITB)

Issuing Entity:	Fifth Third Bancorp – Holding Company Level

Issue Ratings:	Moody’s: Baa1/Stable/Expected S&P: BBB+/Stable/Expected Fitch: A/Stable/Expected

Format:	SEC Registered

Tenor:	5 Year

Coupon Type:	Fixed

Ranking (Tranche):	Sr Unsecured Note

Tranche Currency:	USD

Tranche Size:	Benchmark

Optional Redemption	Par Call: 1 month(s) prior to maturity

Maturity Date:	July 27, 2020

Use of Proceeds:	General Corporate Purpose

Settlement:	T+3 (Jul 27, 2015)

Denominations:	2,000 x 1,000

Bookrunners:	DB (B&D), CITI, MS, FITB Securities

Timing:	Today’s business

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Fifth Third Securities, Inc. toll free at 1-800-950-4623 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

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